Exhibit 1

FIRST AMENDMENT TO
EQUITY DISTRIBUTION AGREEMENT

This First Amendment (this “Amendment”) to that certain Equity Distribution Agreement (the “Equity Distribution Agreement”), dated June 10, 2021, by and among EuroDry Ltd., a Marshall Islands corporation (the “Company”) and Noble Capital Markets, Inc., a Florida corporation (“Noble”) is effective as of October 12, 2021.  Capitalized terms used herein without definition shall have the respective meanings set forth in the Equity Distribution Agreement.
WHEREAS, the Company and Noble are parties to that certain Equity Distribution Agreement pursuant to which the Company agreed to issue and to sell to or through Noble shares of the Company’s Common Stock; and
WHEREAS, the Company and Noble now desire to amend the Equity Distribution Agreement to increase the maximum offering amount to $15,500,000;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Equity Distribution Agreement.  The first paragraph of Section 1 is hereby amended and restated in its entirety as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through Noble, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $15,500,000 (the “Maximum Amount”), subject to the limitations set forth in Section 3(b) hereof.  The issuance and sale of shares of Common Stock to or through Noble will be effected pursuant to the Registration Statement (as defined below) filed by the Company and which was declared effective under the Securities Act (as defined below) by the U.S. Securities and Exchange Commission (the “Commission”).”

2. Governing Law.  This Amendment and all of the terms and provisions hereof shall be governed by the internal laws of the State of New York without reference to the conflicts of law provisions thereof.
3. Continuation.  Except as expressly amended hereby, the Equity Distribution Agreement shall continue in full force and effect until expiration or termination in accordance with its terms.  In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.
4. Severability.  If any clause or provision of this Amendment shall be determined by a judgment or order no longer subject to review of a court of competent jurisdiction, to be unenforceable, such determination will not affect the enforceability of any other clause or provision or of the remainder of this Amendment or the Equity Distribution Agreement.
5. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but when taken together, shall constitute one and same agreement.
[Signatures on following page]

IN WITNESS WHEREOF, the parties to this Amendment have caused it to be duly executed and delivered as of the date first above written.

COMPANY:	EURODRY LTD.

	By:	/s/ Anastasios Aslidis
	Name:	Anastasios Aslidis
	Title:	Chief Financial Officer

NOBLE:	NOBLE CAPITAL MARKETS, INC.

	By:	/s/ Nico Pronk
	Name:	Nico Pronk
	Title:	CEO, President